Exhibit 99.1

MANA CAPITAL ACQUISITION CORP.

BALANCE SHEET

	Actual as of November 26, 2021	Pro Forma Adjustments	As Adjusted
		(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash	$887,872	$(60,000)	$827,872
Prepaid Expenses - short term	199,725	—	199,725
Total Current Assets	1,087,597	(60,000)	1,027,597
Prepaid Expenses - long term	89,755	—	89,755
Cash Held in Trust	62,000,000	3,000,000	65,000,000
Total Assets	$63,177,352	$2,940,000	$66,117,352
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accrued offering costs	$20,600	$—	$20,600
Accrued expenses	280,649	—	280,649
Total Current Liabilities	301,249	—	301,249
Commitments and contingencies
Common stock subject to possible redemption; 6,200,000 shares at redemption value ($10.00 per share)	62,000,000	3,000,000	65,000,000
Stockholders' Equity
Preferred stock, $0.00001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, $0.00001 par value; 300,000,000 shares authorized; 1,550,000 and 1,625,000 issued and outstanding as of November 26, 2021 (excludes 6,200,000 and 6,500,000 shares subject to possible redemption)	16	—	16
Additional paid-in capital	887,552	(60,000)	827,552
Accumulated deficit	(11,465)	—	(11,465)
Total Stockholders' Equity	876,103	(60,000)	816,103
Total Liabilities and Stockholders' Equity	$63,177,352	$2,940,000	$66,117,352

Mana Capital Acquisition Corp.

Note to Pro Forma Financial Statement

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION

The accompanying unaudited Pro Forma Financial Statement presents the Balance Sheet of Mana Capital Acquisition Corp. (the “Company”) as of November 26, 2021, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on November 30, 2021 as described below.

In connection with the Initial Public Offering, the underwriters were granted a 45-day option from the date of the prospectus (the “Over-Allotment Option”) to purchase up to 930,000 additional units to cover over-allotments (the “Option Units”), if any. On November 30, 2021, the underwriters purchased an additional 300,000 Option Units pursuant to the partial exercise of the Over-Allotment Option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $3,000,000. Pursuant to the Second Amended and Restated Subscription Agreement between the Sponsor and the Company, the Company issued the Sponsor a total of 75,000 shares of Common Stock in connection with the partial exercise by the underwriters of the Over-Allotment Option.

Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

Pro forma entry
	Cash held in Trust	3,000,000
	Common stock subject to possible redemption		3,000,000

	To record sale of 300,000 overallotment Units at $10.00 per Unit.

	Additional paid-in capital	60,000
	Cash		60,000

	To record payment of cash underwriting fee on overallotment options.